STATE FARM MUTUAL FUND TRUST
                          ----------------------------

                                    Exhibits

Item 77C:  Submission of matters to a vote of security holders.

(a) An initial meeting of the registrant's shareholder was held November 21, 2000.

(b) The following individuals were elected to serve on the Board of Trustees until their successors shall be elected and qualified:

               Edward B. Rust, Jr.
               Roger S. Joslin
               Thomas M. Mengler

     There are no other trustees now in office.

(c) Shareholder approved, by 1 affirmative vote to 0 negative votes, the following items:

     (i.) Investment Advisory and Management Services Agreement between the Trust and State Farm Investment Management Corp.
     (ii.) Investment Sub-Advisory Agreement between the Trust, State Farm Investment Management Corp., and Capital Guardian Trust Company.
     (iii.) Selection of Ernst & Young LLP as the independent public accountants for the Trust.

(d)  Not applicable.